Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this registration statement on Form S-1 of our report, which includes an explanatory paragraph relating to Innovive Pharmaceuticals, Inc.’s ability to continue as a going concern, dated March 2, 2007, on our audits of the financial statements of Innovive Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005 and the period from March 24, 2004 (inception) to December 31, 2004 and the period from March 24, 2004 (inception) to December 31, 2006. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP Roseland, New Jersey
May 22, 2007